Exhibit 99.1

Millipore Announces New Bioscience Division President

BILLERICA, Mass. – June 12, 2008 – Millipore Corporation (NYSE:MIL), a life science leader that provides technologies, tools and services for bioscience research and biopharmaceutical manufacturing, today announced that Jon DiVincenzo has been appointed to succeed Dominique Baly as the President of its Bioscience Division. Mr. DiVincenzo, currently the Vice President, Global Sales and Service, for Millipore’s Bioscience Division, will assume his new role on January 1, 2009, and Mr. Baly will support this transition through the remainder of 2008.

“During his 36 years of service at Millipore, Dominique has made tremendous contributions to the company,” said Martin Madaus, Chairman & CEO of Millipore. “Most recently Dominique led the successful creation and growth of our Bioscience Division as a major player in Life Science research and development. He also played a pivotal role in building our successful Lab Water business and, for many years, led Millipore’s expansion into emerging economies, contributing to our strong global market position.”

“We are well positioned with Jon DiVincenzo assuming the role of President of our Bioscience Division in 2009. Under Dominique’s guidance and mentorship, Jon has developed into one of Millipore’s most promising leaders. With in-depth knowledge of the Life Sciences, Drug Discovery and Development, Lab Water and Filtration markets, Jon brings great skill and experience to the Division President role.”

Mr. DiVincenzo joined Millipore in 1994. He holds a Bachelor of Science degree in Mechanical Engineering from Northeastern University. Among his many accomplishments, Mr. DiVincenzo most recently spearheaded the integration and redeployment of the global sales and service teams as part of Millipore’s transformational growth.

About Millipore

Millipore (NYSE: MIL) is a life science leader providing cutting-edge technologies, tools, and services for bioscience research and biopharmaceutical manufacturing. As a strategic partner, we collaborate with customers to confront the world’s challenging human health issues. From research to development to production, our scientific expertise and innovative solutions help customers tackle their most complex problems and achieve their goals. Millipore Corporation is an S&P 500 company with more than 6,000 employees in 47 countries worldwide.

Advancing Life Science Together™

Research. Development. Production.

Contacts:

Lynn Garvin

Vice President, Corporate Communications

Millipore Corporation

(978) 715 – 1043

lynn_garvin@millipore.com

Joshua Young

Director, Investor Relations

Millipore Corporation

(978) 715 - 1527

(800) 225 - 3384

joshua_young@millipore.com

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